EXHIBIT 10.2

English Translation

PLEDGE AS COLLATERAL ON QUOTA

OF A LIMITED-LIABILITY COMPANY

entered into by and between by

Nanogen Inc., a Delaware corporation, with registered offices located at 10398 Pacific Center Court, San Diego, California 92121 (“Debtor” or “Pledgor”)

and

Portside Growth & Opportunity Fund, a company organized under the laws of the Cayman Islands (“Collateral Agent”),

WHEREAS

A.	The Debtor and each party listed as an “Investor” on the schedule of Investors (collectively, “Investors”) attached hereto as Annex A are parties to that certain securities purchase agreement, entered into in New York, United States of America, on August 26, 2007 (the “Existing Securities Purchase Agreement” and as amended by the Exchange Agreements defined below, the “Securities Purchase Agreement”), pursuant to which, among other things, the Collateral Agent purchased from the Debtor certain convertible notes (the “Original Notes”);

B.	The Debtor and each of the Investors entered into an amendment and exchange agreement in New York, United States of America, on March 13, 2008 (the “First Exchange Agreement”), pursuant to which the Debtor and each Investor, among other things, exchanged a portion of such Investor’s Original Notes for the Debtor’s 9.75% Senior Secured Convertible Notes (the “Exchanged Notes”), and the Debtor entered into a security agreement, dated March 13, 2008 (the “Existing Security Agreement” and together with any ancillary documents related thereto, collectively the “Existing Security Documents”), for the benefit of the Collateral Agent, whereby the Existing Notes are secured by a first priority, perfected security interest in certain of the assets of the Debtor and its subsidiaries;

C.	The Debtor and each of the Investors entered into a Second Amendment and Exchange Agreements in New York, on August 14, 2008, (collectively, the “Second Exchange Agreements” and together with the First Exchange Agreements, the “Exchange Agreements”), pursuant to which, among other things, the Debtor and each Investor have agreed to (i) exchange its Exchanged Notes for the “Amended Exchanged Notes” (as defined in the Second Exchange Agreements) and (ii) issue the “Additional Exchanged Notes” (as defined in the Second Exchange Agreements) (and as such Amended Exchanged Notes together with the Additional Exchanged Notes may be amended, restated, replaced or otherwise modified from time to time in accordance with the terms thereof, collectively, each a “Note” and collectively, the “Notes”), conditional, among other things, to the execution and the delivery by the Debtor of a pledge agreement providing for the grant of a second priority perfected security interest in the entire quota held by the Debtor in the Company (as defined below) to secure all the Debtor’s obligations under the Notes, the Securities Purchase Agreement and certain other Transaction Documents (as defined below);

D.	On August 15, 2008 (“Issuance Date”), the Debtor issued in New York, United States of America, the Notes for the payment to the order of the Investors or any of their successors or assignees (“Holder”) of: (i) the principal amount of up to US$ 16.245.224,98 (as increased pursuant to the addition of any unpaid and capitalized interest in accordance with the Notes and as reduced pursuant to the terms of the Notes pursuant to redemption, conversion or otherwise, the “Principal”), when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise, in each case in accordance with the terms of the Notes; (ii) interest at the applicable rate, as defined in the Notes, not exceeding 15 % per annum (or, if lower, the maximum non-usurious rate permitted by Law n. 108/1996 or by any other applicable Italian law), computed on the basis of a 360-day year comprised of twelve 30-day months, on any outstanding Principal from the Issuance Date until the same becomes due and payable, whether upon an Interest Date (as defined below) or the Maturity Date, acceleration, conversion, redemption, amortization or otherwise (“Interest”); (iii) Late Charges (as defined below) on any past due and delinquent sums, both principal and interest; (iv) actual out-of-pocket expenses, including counsel fees and court costs in case of delayed payment of any Principal amount and Interest, and payment of tax indemnities and fiscal charges incurred by the Holder in connection with the collection of the Notes (the “Expenses”). Other than as specifically permitted by the Notes, the Debtor may not prepay any portion of the outstanding Principal, accrued and unpaid Interest or accrued and unpaid Late Charges, if any, on Principal and Interest;

E.	The Debtor holds a quota having a total face value of Euros 50.000,00 representing a 100% stake in the share capital of Nanogen Advanced Diagnostic S.r.l. (the “Quota” which term shall also indicate, for the purposes hereof, all new quotas as may be issued from time to time by the Company owned by the Pledgor, to which the Second Italian Pledge over Quota [as defined below] shall be extended by virtue of this agreement), a limited liability company incorporated under the laws of Italy, having registered share capital of Euros 50.000,00 and share capital subscribed and paid in of Euros 50.000,00, registered in the Companies Registry at n. 05239350969, Italian tax payer code n. 05239350969, with registered offices in 20090 Trezzano sul Naviglio (MI), Via C. Colombo 49, Italy, (“Company”). By virtue of the “Contratto di Costituzione di Pegno su Quota di Società a Responsabilità Limitata”, dated as of September 15, 2008, the Debtor has granted a first priority pledge over the Quota to Portside Growth & Opportunity Fund, as Collateral Agent appointed by Portside Growth and Opportunity Fund, Capital Ventures International, Enable Opportunity Partners LP, Pierce Diversified Strategy Master Fund LLC, Enable Growth Partners LP, Highbridge International LLC, Castlerigg Master Investments Ltd, Financière Elitech SAS (the “First Investors” and/or the “First Secured Creditors”) for the benefit of the First Secured Creditors (the “First Italian Pledge over Quota”);

F.	The Investors have appointed the Collateral Agent as their agent for obtaining and managing a second priority security interest over the Quota. The Collateral Agent is authorized to obtain – in its own name—the transcription in the Company’s quotaholders book of the second priority pledge over the Quota;

G.	By virtue of a security agreement entered into by and between the Debtor and the Collateral Agent, in New York, United States of America, on August 14, 2008, (“Amended and Restated Security Agreement”), the Debtor granted to the Collateral Agent for the benefit of the Secured Parties a second priority security interest in, among other things, the Quota, as collateral security for all the Debtor’s obligations under the Notes, the Securities Purchase Agreement and the Amended and Restated Security Agreement;

H.	In relation to the foregoing, the Pledgor intends to establish a valid, effective and perfected second priority pledge, pursuant to Italian Law, over the Quota (such security interest hereinafter the “Second Italian Pledge over Quota”) together and jointly in favour of the Collateral Agent for the benefit of the Secured Parties and as collateral for the Guaranteed Claims (as defined below).

I.	Since a first priority pledge over the Quota has already been granted to the Collateral Agent as security for certain promissory notes (as described in the Second Exchange Agreements) pursuant to the First Italian Pledge over Quota, the Collateral Agent, by virtue of the Intercreditor Agreement (as defined below), has agreed to subordinate the Second Italian Pledge over Quota to the First Italian Pledge over Quota.

NOW, THEREFORE, the following is agreed and stipulated:

1.	RECITALS AND DEFINITIONS

1.1	The preceding Recitals and the Annexes A, B and C attached hereto constitute a substantial and essential part of this agreement.

1.2	Should the context so require, the terms defined in the singular shall have the same significance when used in the plural, and vice-versa.

1.3	The headings of the articles were inserted solely to facilitate consultation and are not to be understood as having the effect of provisions and must not be taken into consideration for purposes of interpreting the provisions hereof.

1.4	Unless the context requires differently, any reference in this agreement to:

(a)	an Article, Paragraph or Annex shall be understood as a reference to an article, paragraph or annex to or of this agreement;

(b)	a law or regulation or regulatory provision shall be understood as a reference to said law or regulation or regulatory provision as subsequently amended or supplemented;

(c)	a party or another person shall be understood as a reference to said party or said person and to their respective successors or assignees;

(d)	a contract, act or document shall be understood as a reference to said contract, act or document with all modifications made or to be made thereto from time to time.

1.5	In this agreement:

“Business Day” indicates any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York or in Italy are authorized or obligated by law, or executive order or governmental decree to be closed.

“Civil Code” indicates the Italian civil code, the text of which was approved by Royal Decree 16 March 1942, n. 262, as subsequently amended and supplemented.

“Event of Default” indicates any of the following events or circumstances:

(a)	the Debtor’s failure to pay to the Holder any cash amount of Principal (including, without limitation, any redemption payments), Interest due in cash, Late Charges or any other amounts due in cash when and as due under the Notes or any other Transaction Document, except, in the case of a failure to pay Interest and Late Charges when and as due, only if such failure continues for a period of fifteen (15) Business Days after written notice of such failure;

(b)	any other event or circumstance set forth in Section 4(a) of the Notes.

“Guaranteed Claims” indicates all claims, existing or future, of the Collateral Agent and the other Secured Parties vis-à-vis the Debtor, including, inter alia:

(a)	any claim for the payment of the Principal, Interest, Late Charges, and Expenses as defined herein; in addition to

(b)	any claim for the reimbursement of expenses, commissions, fees, discharge costs, compensation for damages and other indemnities, and for the payment of tax indemnities and fiscal charges, deriving from this agreement, the Amended and Restated Security Agreement, the Securities Purchase Agreement, including, without limitations, those arising pursuant to Section 4(a) and Section 4(b) thereof;

(c)	any other claim for the due performance and observance of the other obligations set forth in Section 3 of the Amended and Restated Security Agreement.

“Intercreditor Agreement” indicates the agreement governing the rights and duties of the Collateral Agent in its respective capacities as holder of the First Italian Pledge over Quota for the benefit of the First Secured Creditors and as holder of the pledge hereunder for the benefit of the Secured Parties.

“Interest Date” indicates the last day of each calendar quarter during the period beginning on the Issuance Date and ending on, and including, the Maturity Date, on which Interest shall be payable in arrears, with the first Interest Date being September 30, 2008.

“Late Charges”: any amount of Principal or other amount of Principal or other amounts due in cash under the Transaction Documents which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of fifteen percent (15%) per annum from the date such amount was due until the same is paid in full.

“Maturity Date” shall be August 27, 2010, as may be extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default shall have occurred and be continuing on the Maturity Date (as may be extended pursuant to this Section 1) or any event that shall have occurred and be continuing that with the passage of time and the failure to cure would result in an Event of Default and (ii) in any other case set forth in Section 1 of the Notes.

“Period of Effectiveness” indicates the period that begins on the date on which this agreement is signed and ends when the Guaranteed Claims have been fully and definitively satisfied.

“Secured Parties” means each of the Collateral Agent, the Investors and the other Holders of the Notes.

“Quota” has the meaning attributed to said term in Recital E.

“Transaction Documents” means the Notes, the Second Exchange Agreements, the Securities Purchase Agreement, the Amended and Restated Security Agreement and the other Transaction Documents referred to in the Second Amendment and Restated Agreement.

2.	PLEDGE AS COLLATERAL ON QUOTA OF COMPANY

2.1	The Pledgor hereby irrevocably pledges, together and jointly to the Collateral Agent for the benefit of the Secured Parties, the Quota – this term shall also indicate, for the purposes hereof, all dividends, sums of money, option rights, rights of conversion, exchange, and any other right, asset or benefit from time to time attributed, to be attributed or otherwise received or receivable, in relation to or in exchange for the Quota, including all such rights as may be attributed or received by virtue of, or in connection with, increases or reductions of the stated share capital of the Company, mergers and/or demergers of the Company or any extraordinary structural change affecting the share capital of the Company, as well as any profit or revenue deriving from the foregoing, including any revenue or fee for any disposal of the Quota, part thereof and/or of the rights associated therewith—as collateral for the Guaranteed Claims (the “Second Italian Pledge over Quota”)

2.2	The Collateral Agent hereby acknowledges and accepts that the Second Italian Pledge over Quota is a second priority pledge which is subordinated to the First Italian Pledge over Quota and, therefore, that all such rights as are provided to the benefit of the Collateral Agent herein, including, without limitation, the rights set forth in Articles 8, 9, 10, 11, 12 of this agreement, are subject to the prior satisfaction in full of the rights of the First Secured Creditors and may not be exercised without the prior written consent of the First Secured Creditors.

2.3	It is understood that if and when the First Italian Pledge over Quota loose its effectiveness for any reason, including, without limitation, the discharge or the waiver thereof, the Second Italian Pledge over Quota will become a first priority pledge and the provisions set forth in Article 2.2. shall cease to have effect.

3.	GUARANTEED CLAIMS

3.1	Subject to Article 2.2., the Second Italian Pledge over Quota secures—without previous recourse by the Collateral Agent against the Debtor or any issuer of another personal guaranty or collateral security—the Guaranteed Claims both collectively and individually.

3.2	Without prejudice to any provisions set forth in this agreement regarding the enforcement of the Second Italian Pledge over Quota, it is expressly agreed that the Second Italian Pledge over Quota may be enforced on all or part of the assets it encumbers, in order to obtain the performance of each of the Guaranteed Claims at its respective due date, at the discretion of the Collateral Agent.

4.	PLEDGE REMAINING EFFECTIVE

4.1	As an explicit exception to Article 1200 of the Civil Code, the First Italian Pledge over Quota shall remain valid in its entirety, notwithstanding any repayment or partial performance of the Guaranteed Claims until the expiration of the Period of Effectiveness. In the event we have not received a security claim from you regarding the Quota prior to the expiration of the Period of Effectiveness, the Second Italian Pledge over Quota shall be deemed for all purposes terminated and without further force and effect.

4.2	If the Second Italian Pledge over Quota is considered for any reason discharged prior to the expiration of the Period of Effectiveness, it shall be renewed by the Pledgor in the event that each or any payment or satisfaction, by or on behalf of the Debtor, or any other means of discharging the Guaranteed Claims, has been revoked by a competent bankruptcy court pursuant to an action of fraudulent conveyance.

4.3	Subject to Article 2.2, the Second Italian Pledge over Quota is absolute and additional to any other personal guaranty or collateral security from which the Collateral Agent is, at present or in the future, benefiting or come to benefit in relation to all or any one of the Guaranteed Claims.

5.	PERFECTION OF THE PLEDGE AS COLLATERAL ON QUOTA

5.1	The Pledgor undertakes to:

5.1.1.	procure this agreement to be recorded in good time, also paying any relevant tax in connection therewith;

5.1.2.	procure this agreement to be filed in good time with the Companies Registry kept by the competent Chamber of Commerce in relation to the Company for the registration provided for by art. 2740 of the Italian Civil Code;

5.1.3.	within five Business days from the knowledge of the registration described in Paragraph 5.1.2, cause the Second Italian Pledge over Quota to be noted in the Company’s share ledger according to the form established in Annex B;

5.1.4.	upon completion thereof, deliver to the Collateral Agent a true copy or an abstract of the pages of the Company’s share ledger showing said annotation, whose conformity to the original shall be certified by a Notary Public.

6.	PLEDGOR’S REPRESENTATIONS AND WARRANTIES

6.1	The Pledgor represents and warrants the following to the Collateral Agent:

6.1.1	the Pledgor is a duly incorporated and existing company under the Laws of Delaware; the signing and execution of this agreement fall within the scope of its corporate object and all such corporate or other decisions as are required so that:

(a) the Pledgor is legally entitled to sign this agreement and exercise the rights and perform all the obligations that derive therefrom;

(b) the obligations assumed by the Pledgor under this agreement are valid and binding; and

(c) after the annotation indicated in Section 5 above, the security rights under this agreement will be validly established on the Quota,

have been duly and validly adopted, and have not been and will not be revoked.

6.1.2	as of this day the Pledgor is not subject (nor is it threatened to be subject) to any liquidation proceeding, pre-bankruptcy settlement, administrative procedure that may (i) prevent the Pledgor from the regular pursuit of its corporate object or from the business activities, as currently carried out by the Pledgor itself, or (ii) establish or involve any restriction of the rights of the Pledgor’s creditors or (iii) prevent or render unenforceable the signing of this agreement and the establishment and perfection of the collateral envisaged herein.

6.2	The Pledgor further represents and warrants the following to the Collateral Agent:

6.2.1	the Pledgor is the sole legitimate and exclusive owner of the Quota, and has full and valid title thereto; the Quota is free from any encumbrance, collateral and, save only for Article 5 of its by-laws, right of option or first refusal, or any other lien or right of third parties, save only for the First Italian Pledge over Quota and the collateral security created hereby and hereunder, and securities or liens as may be created or granted directly and exclusively by operation of law; the Quota is not subject to distraints or attachments or other restrictive measure and is freely transferable;

6.2.2	the Company is a duly incorporated and existing limited liability company under Italian Law and, save only for Article 5 of its by-laws, its charter and by-laws do not provide for any right of first refusal or other restrictions that may prevent or limit the exercise and enforcement of the pledge rights hereunder;

6.2.3	as of this date the Company is not subject (nor is it threatened to be subject) to any liquidation proceeding, pre-bankruptcy settlement, administrative procedure that, in any case, may (i) prevent the Company from the regular pursuit of its corporate object or from the business activities, as currently carried out by the Company itself, or (ii) establish or involve any restriction of the rights of the Company’s creditors or (iii) prevent or render unenforceable the establishment and perfection of the collateral envisaged herein;

6.2.4	the Company’s share capital has been validly issued, subscribed and paid in the amount of Euros 50.000,00 and, correspondingly, the Quota has been validly issued, subscribed and wholly paid up in the nominal amount of Euros 50.000,00, and no new operations on the Company’s share capital have been decided;

6.2.5	following completion of the formalities described at Article 5 (Perfection of the Pledge as Collateral on Quota), the Second Italian Pledge over Quota shall constitute a valid pledge and no third-party right or claim shall have priority over it, save only for the rights provided by the First Italian Pledge over Quota; and

6.2.6	insofar as the Pledgor is aware, no legal actions or administrative, judicial, arbitration proceedings, including proceedings of interim nature, involving the Quota are under way or have been threatened in writing before any Italian or foreign judicial authority, or boards of arbitration.

6.3	The representations and warranties in Paragraph 6.2 above are to be understood to refer also, and be binding in relation, to those Company’s quotas not yet existing which, once issued and subscribed by the Pledgor, shall be subjected to the Second Italian Pledge over Quota by virtue of this agreement.

7.	PLEDGOR’S UNDERTAKINGS

7.1	The Pledgor shall:

7.1.1	refrain from selling, alienating in any way, trading or otherwise disposing of the Quota;

7.1.2	refrain from engaging in such active or omissive behaviours (including, merely by way of example, the exercise of voting rights relating to the Quota, when and until it is entitled to them pursuant to Article 8 (Right to Dividends and Voting Rights) as may directly or indirectly prejudice the enforceability of the Second Italian Pledge over Quota or the rights and interests of the Collateral Agent as holder of rights of security involving the Quota; at its own expense carry out whatever may be from time to time necessary or reasonably requested by the Collateral Agent in order to protect (i) the Quota against third-party claims (other than claims under the First Italian Pledge over Quota) and/or (ii) the validity of the security rights and other rights of the Collateral Agent to the Quota pursuant hereto;

7.1.3	refrain from consenting to the creation of any third-party privilege or right, right of security or of any other nature, relating to the Quota, with the exception of those rights and privileges deriving directly and exclusively from the law or from the First Italian Pledge over Quota;

7.1.4	cooperate with the Collateral Agent in order to protect the Collateral Agent’s rights in relation to the Quota against third-party claims (other than claims under the First Italian Pledge over Quota);

7.1.5	from time to time and at any time, stipulate and execute all such further documents and acts and undertake all such further actions deriving from said documents and acts as may be necessary or which the Collateral Agent may reasonably request, in order to: (i) ensure and maintain the effectiveness of the Second Italian Pledge over Quota and (ii) allow the Collateral Agent full and free exercise of all such rights as are granted to it hereunder, and protect said rights from claims brought by third parties (other than claims under the First Italian Pledge over Quota);

7.1.6	promptly notify the Collateral Agent (by sending a copy at its own expense) of any notification or communication received in relation to the Quota that may prejudice or in any way negatively impact the rights and interests of the Collateral Agent as holder of the Second Italian Pledge over Quota established pursuant to this agreement, including, by way of example, any notification or communication in relation to any attachments or distraints or claims by third parties in relation to the Quota, and immediately notify the Collateral Agent of the start of any enforcement procedure involving the Quota which may come to its attention.

7.2	The Pledgor shall further:

7.2.1	refrain from allowing (i) the Company’s merger into or with another corporate entity, (ii) the merger of another corporate entity into the Company, or (iii) the Company’s conversion within the meaning of art. 2498 of the Civil Code, without the prior written consent of the Collateral Agent;

7.2.2	send to the Collateral Agent, at least 7 (seven) Business Days prior to the date for which the quotaholders meeting is called, a copy of any notice of call of the quotaholders meeting of the Company’s quotaholders, whether ordinary or extraordinary, and relative attachments, and any other communication sent by the Company to its quotaholders in this capacity;

7.2.3	ensure that without prejudice to the provision established by Article 7.1.1, in the event that the Quota or part thereof is transferred, each third-party purchaser of the Quota or part thereof recognises the existence of the Pledge on this Quota or on the part thereof thus acquired, and signs an agreement to accept the pledge established pursuant hereto;

7.2.4	to the extent that they are not already pledged to the benefit of the Collateral Agent pursuant to this agreement and subject always to the First Italian Pledge over Quota, pledge to the benefit of the Collateral Agent all additional company quotas or stakes which may from time to time, and in any way, come into its possession by exercise of rights relating to the Quota; for such purpose, the Pledgor undertakes to sign a pledge substantially in the form of this agreement, and any such other act or document as may be necessary to include said additional company quotas or stakes into the Second Italian Pledge over Quota;

7.2.5	ensure that the Company acknowledges and accepts all the terms and conditions of this agreement, including, inter alia, those connected to voting rights and right to dividends, by signing the letter described in Annex C.

8.	RIGHT TO DIVIDENDS AND VOTING RIGHTS

8.1	Without prejudice to the provisions of Article 2 (Pledge as Collateral on Company Quota), the Collateral Agent hereby consents to dividends in relation to the Quota being paid to the benefit of the Pledgor until the occurrence of an Event of Default. Upon occurrence of any Event of Default, any dividend decided by the Company in relation to the Quota (even if decided prior to such Event of Default) must be paid to the Collateral Agent.

It is however understood that any amount received by the Pledgor pursuant to this paragraph shall be treated as having been definitively acquired by the latter and shall not be remitted to the Collateral Agent in the event of a subsequent occurrence of an Event of Default.

8.2	Exercise of voting rights in the ordinary and extraordinary meeting of quotaholders relating to the Quota is waived by the Collateral Agent and shall remain exercisable by the Pledgor until the occurrence of any Event of Default.

8.3	Without prejudice to the provisions of Article 2.2 of this agreement, the occurrence of an Event of Default or the call of the meeting of the Company’s quotaholders to decide on any item on the relative agenda, approval of which by the meeting would in itself constitute an Event of Default, shall constitute a condition subsequent causing the waiver by the Collateral Agent to exercise voting rights in the ordinary and extraordinary meeting of the Company’s quotaholders to become ineffective.

8.4	Subject to the provisions of Article 2.2 of this agreement, the Collateral Agent shall notify the Pledgor and the Company in writing the occurrence of each event or circumstance which, according to the preceding provisions, entitle the Collateral Agent itself to exercise the right to receive dividends, or the right to vote. This written notification may also be delivered directly into the hands of the chairman of the meeting at which the Collateral Agent intends to exercise the right to vote for the first time, and subsequently sent also to the Pledgor.

8.5	Fulfilment of the condition subsequent described at Article 8.4 shall have effect with reference to any meeting held after the sending by the Collateral Agent of the written notification indicated above, or to the meeting at which it is delivered, and transfer of the right to collect dividends shall apply to any dividend, including those that may have been already decided and/or actually paid by the Company after the sending of the aforesaid notification.

8.6	In the event of cessation of a continuing Event of Default, the voting rights (if the Collateral Agent have exercised them pursuant to Article 8.2) and the Collateral Agent’s rights to dividends and other distributions in relation to the Quota shall again be exercisable by the Pledgor on the same conditions on which said rights were exercisable by the Pledgor prior to the occurrence of the Event of Default under this agreement.

9.	CAPITAL INCREASES

9.1	In the event that the Company’s share capital is increased, including those capital increases that are part of a merger in which the Company is the absorbing company, the following alternative rules shall apply:

9.1.1	if the increase of capital is made through capitalization of reserves pursuant to art. 2481-ter of the Civil Code, the Second Italian Pledge over Quota shall continue to encumber the Quota held by the Pledgor, which, pursuant to art. 2481-ter, alinea 2 of the Civil Code, shall remain unchanged;

9.1.2	if the capital increase occurs as a result of new capital contribution, according to Article 6.3, the newly issued quota or quotas shall be automatically encumbered by and or subjected to the Second Italian Pledge over Quota by virtue of this agreement.

9.2	Subject to the provisions of Article 2.2 of this Agreement, the Pledgor undertakes in any case to subscribe in full all such capital increases as shall have been authorized by the Company’s charter or resolved upon by any extraordinary meeting of the Company at which a favourable vote was expressed by the Pledgor. Should the Pledgor fail to comply with the aforesaid subscription undertaking, the Collateral Agent shall be entitled to subscribe said capital increase in the name and on behalf of the Pledgor and to debit the Pledgor any relative expense or cost arising therefrom, including the fee paid to the Company for the subscription.

9.3	The Pledgor undertakes to:

9.3.1	cause the Second Italian Pledge over Quota to be noted in the Company’s share ledger in a form substantially similar to that in Annex B, in relation to any new quota that may be hereafter held by the Pledgor, as a result of any gratuitous assignment or subscription of newly issued quotas, to which the Pledge extends;

9.3.2	deliver to the Collateral Agent a true copy or an extract of the pages in the Company’s share ledger showing said annotation, whose conformity with the original shall be certified by a Notary Public.

9.4	Without prejudice to the provisions of Article 7 (Pledgor’s Undertakings), and only with the prior written consent of the Collateral Agent, regarding the Company’s merger, and without prejudice to the Pledgor’s liability for infringement of such undertakings, in the event of the Company’s merger with another company, the pledge rights established pursuant to this agreement are understood to be hereby extended to:

9.4.1	shareholdings or stocks that, as a result of the merger, will be assigned to the Pledgor by said other company, in exchange for the Quota.

9.4.2	shareholdings or stocks representing the entire share capital of any other company (the “Absorbing Company”) with which the Company will be amalgamated as a result of a merger by amalgamation, whether direct or inverse; in this case, the pledge registered on the Company’s Quota shall be reregistered on the share of the Absorbing Company attributed to the Pledgor (or to another entity of person at that time constituting the quotaholder of the Company) by virtue of the aforesaid merger.

9.5	In the cases envisaged under the preceding Paragraph 9.4, the Pledgor undertakes to (i) ensure that the documents relating to the merger, whether direct or inverse, of the Company with another company, contain language deemed satisfactory by the Collateral Agent in order to safeguard the pledge rights established pursuant to this agreement and to ensure that such rights shall be maintained and/or extended to the shareholdings and stocks, mentioned at the above paragraphs 9.4.1 and 9.4.2; (ii) sign, on the same date as the agreement of any merger in which the Company participates, (a) an act recognising the pledge rights established pursuant to this agreement, in a form deemed satisfactory by the Collateral Agent or, (b) if requested in good faith by the Collateral Agent, a new pledge agreement containing substantially the same provisions as those set out herein, to be filed with the competent Companies Registry; and (iii) ensure that the company issuing the shareholdings or stocks assigned at the time of merger to the Pledgor, or in those cases envisaged at the preceding paragraph 9.4.2, the Absorbing Company, shall proceed promptly to comply with the required legal formalities, in accordance with the provisions of Article 5 (“Perfection of the Pledge as Collateral on Quota”) and shall deliver to the Collateral Agent a true extract of the pages of said company’s share ledger showing the Second Italian Pledge over Quota’s annotation.

9.6	The pledge rights on the Pledgor’s quota resulting from any increase of the Company’s stated capital, according to the provisions of the preceding paragraphs, shall be considered, for all purposes of, and within the limits allowed by, the law the same pledge rights as were originally created and perfected hereby, shall take effect on the same date hereof and shall be subject to the same provisions contained herein.

9.7	The costs deriving from the undertakings provided for by this Article shall be borne by the Pledgor.

10.	SUBPLEDGE. TRANSFERS AND MODIFICATIONS

10.1	The Pledgor confirms and accepts that the Second Italian Pledge over Quota shall retain its validity and integrity and the Quota shall be sub-pledged by the Collateral Agent (the “Sub-pledge”), without any further expression of consent by the Pledgor being required, to the benefit of third parties in order to secure the Collateral Agent’s obligations vis-a-vis such third parties. Upon perfection of the Sub-pledge, the sub-pledgee shall have the same rights of the Collateral Agent pursuant hereto.

The Pledgor confirms and accepts that the Second Italian Pledge over Quota can be transferred in whole or in part, without any further expression of consent by the Pledgor being required, as a legal consequence of any full or partial assignment or transfer or endorsement of any Note. Any such assignment, transfer or endorsement of any Note shall be made in accordance with the provisions governing such Notes whether as a result of the insertion of such rules in the Note itself or by way of incorporation by reference of rules set forth in the Transaction Documents.

10.2	Without prejudice to the accessory and automatic nature of the transfers according to the provisions of the preceding Paragraph, the Pledgor hereby accepts that the Collateral Agent may at any time obtain from the Company the annotation in the Company’s share ledger of the assignment and/or transfer and/or endorsement of the Notes, and of the consequent transfer of the pledge relating to it, subject to the signing of a deed of acknowledgment, in a form deemed satisfactory by the Collateral Agent, filed with the competent Companies Registry.

10.3	Without prejudice to the preceding Paragraphs, the Pledgor confirms and accepts that the Second Italian Pledge over Quota shall continue in its entirety and shall remain binding for the Pledgor, his successors, transferees or assignees even after modification of all or part of the Guaranteed Claims (including, merely by way of example, postponement of the deadlines for payment of the sums owed by the Collateral Agent) and, for such purpose, the Pledgor hereby expressly undertakes to preserve the Second Italian Pledge over Quota in the event of modification of all or part of the Guaranteed Claims, also pursuant to and for purposes of Article 1232 of the Civil Code.

10.4	The Pledgor undertakes to confirm in writing, if so requested by the Collateral Agent, at the same time as or prior to any modification of all or part of the Guaranteed Claims, its own consent as per the preceding Paragraph in relation to any modification of the Guaranteed Claims.

10.5	Upon modification of all or part of the Guaranteed Claims, the Pledgor shall, as requested by the Collateral Agent:

10.5.1	sign a confirmation, in a form deemed satisfactory by the Collateral Agent, in order to ensure the validity and effectiveness of the Second Italian Pledge over Quota with reference to the modifications thus caused in the Guaranteed Claims;

10.5.2	register said modifications in the Company’s share Ledger, after having filed said act in the competent Companies Registry; and

10.5.3	deliver to the Collateral Agent a copy or an extract of the pages in the Company’s Share Ledger showing said annotation, whose conformity with the original shall be certified by a Notary Public.

10.6	The costs, including those of a fiscal nature, deriving from the undertakings set forth in this Article shall be borne by the Pledgor.

11.	CONVERSION OF THE COMPANY INTO A JOINT STOCK COMPANY

11.1	Subject to the prior written consent of the Collateral Agent, the Company may be allowed to be converted into a joint-stock company (“S.p.A., i.e. società per azioni”) . Upon such an occurrence, the Second Italian Pledge over Quota shall remain in its entirety and shall be understood to apply, without any further expression of consent by the Pledgor being required, to the shares of the joint-stock company resulting from said conversion.

11.2	By virtue of Article 9 (Capital Increases), the shares issued by the Company in connection with the conversion described above shall be subject to the pledge rights under this agreement, including such shares as shall have been issued with respect to that part of the Company’s share capital which may have been increased in connection and simultaneously with the conversion.

11.3	Upon completion of the conversion, the Pledgor undertakes to:

11.3.1	procure the registration in the converted company’s share ledger of the pledge on the shares issued in relation to the conversion, in a form deemed satisfactory by the Collateral Agent;

11.3.2	deliver to the Collateral Agent an extract of the pages in the converted company’s share ledger showing said annotation, whose conformity to the original shall be certified by a Notary Public;

11.3.3	procure the registration of the Second Italian Pledge over Quota on the stock certificates, including provisional certificates, at the time of their issue;

11.3.4	procure the converted company to deliver all newly issued stock certificates representing the shares subject to the Second Italian Pledge over Quota to the Collateral Agent, as custodian of the shares pledged.

11.4	In the event of failure by the Pledgor to comply with the obligations set forth at paragraphs 11.3.1. and 11.3.3, the Collateral Agent is hereby entitled to make or to procure, in the name and on behalf of the Pledgor, the notations in the converted company’s share ledger and on the stock certificates and to debit any relative expense or charge arising therefrom to the Pledgor.

11.5	The costs deriving from the undertakings described in this Article shall be borne by the Pledgor.

12. ENFORCEMENT OF THE PLEDGE

12.1	If and when an Event of Default occurs, the Collateral Agent shall be entitled to enforce the Second Italian Pledge over Quota subject to the provisions of Article 2.2 of this Agreement. For such purpose, the Collateral Agent shall be entitled, upon fulfilment of the obligations of notice provided for by the law, to sell the Quota in whole or in part, including in several instalments, by (i) granting authorisation for sale to a bank or a financial intermediary or an investment firm or to any other intermediary specialising in the securities market, or (ii) making directly a sale to third parties at a price not lower than such price as shall be determined by an auditing company, on the basis of the most recent financial statement approved by the Company available at that time.

12.2	The forms of enforcement described in the preceding Sub-Paragraph are, in any event, without prejudice to any other form of enforcement of the Second Italian Pledge over Quota and sale of the Quota established by the law, including, without limitation, the possibility for the Collateral Agent to file a petition with the competent Court, in order to obtain the assignment of the Quota or part thereof to the Collateral Agent itself in payment, pursuant to art. 2798 of the Civil Code.

12.3	For purposes of and in relation to the enforcement of the Second Italian Pledge over Quota by the Collateral Agent, any right of the quotaholders deriving from limitation to the circulation of the Company’s quotas contained now or in future in the Company’s by-laws is understood to be waived by the Pledgor and in any case is understood to be completely inoperative in relation to the security rights of the Collateral Agent and/or to rights in any case associated therewith.

12.4	All proceeds received by the Collateral Agent in relation to enforcement of the Second Italian Pledge over Quota shall be attributed as follows:

12.4.1	first, with equal priority, to payment of the costs and expenses (including attorneys’ fees, legal costs, taxes and other costs) incurred by the Collateral Agent relating to (i) administration of the Second Italian Pledge over Quota; (ii) the keeping, custody, use, management, sale, collection or other action on the Quota or part thereof; (iii) the enforcement of any right of the Collateral Agent pursuant to this agreement; and (iv) the infringement by the Pledgor of any provision herein;

12.4.2	second, to payment of the Guaranteed Claims pursuant to this agreement.

12.5	Any surplus proceeds shall go to the benefit of the Pledgor or its successors or assignees, and of anyone else duly authorised to receive same.

13.	DISCHARGE OF THE PLEDGE

13.1	At the end of the Period of Effectiveness, the Second Italian Pledge over Quota shall lose its effectiveness. When such event occurs, the Pledgor will be re-entitled to the full and exclusive ownership of the Quota and the Collateral Agent shall sign a deed of consent to the discharge of the Second Italian Pledge over Quota and shall (i) allow the discharge of the object of the Second Italian Pledge over Quota, (ii) prepare and deliver to the Pledgor the documents that the Pledgor may reasonably request, at Pledgor’s own expenses, in order to obtain the evidence of such discharge and [iii) perform any and all action deemed necessary or useful in order to return to the Pledgor the Quota, at Pledgor’s own expenses.

14.	ELECTION OF DOMICILE AND NOTIFICATIONS

14.1	For the purposes of this agreement and the exercise of the security rights established herein, the Pledgor elects domicile at the Company registered office, at the address indicated in the following Paragraph. Any notification relating to this agreement and to the collateral security rights established by virtue hereof may be sent to said domicile elected by the Pledgor, including the service of any judicial act related to this agreement and the collateral security rights established herein.

14.2	Any notice, communication or document to be sent to any of the parties to this agreement shall be made in writing, unless otherwise established, and shall reach the interested party by letter or fax at the address indicated below and at any other address subsequently communicated in writing by any of the parties to the other.

If to the Pledgor:

Nanogen Inc.

10398 Pacific Center Court

San Diego, California 92121

Telephone: (858) 410-4600

Facsimile: (858) 410 4949

Attention: Nick Venuto

If to the Collateral Agent:

Portside Growth & Opportunity Fund

c/o Ramius Capital Group, L.L.C.

666 Third Avenue, 26th Floor

New York, New York 10017

Attention: Jeffrey Smith

Owen Littman

Facsimile: (212) 201-4802

 (212) 845-7995

If to the Company:

Nanogen Advanced Diagnostic S.r.l.

Via Cristoforo Colombo, 49

20090 Trezzano sul Naviglio (MI)

Mr. Fabrizio Gatti

Tel: +39 0248403542

Fax: +39 024455482

Email: fgatti@nanogenad.com

15.	MISCELLANEOUS

15.1	Without prejudice to any other provision herein, the Pledgor hereby authorizes the Collateral Agent, also in the interest of the Collateral Agent itself, to carry out any and all other actions as may be required in order to perfect the Second Italian Pledge over Quota and/or the Sub-pledge over the Quota, without any further cooperation of the Pledgor being required.

15.2	The Pledgor agrees that the Collateral Agent shall not be liable for any damages caused to the Pledgor or to the Company as a result of the exercise, attempted exercise, or failed exercise of any of the rights, actions, powers, remedies or authorities to which they are entitled under this agreement and the Second Italian Pledge over Quota, except for the case of fault or gross negligence of the Collateral Agent.

15.3	Any modification or amendment of the provisions of this agreement or the Second Italian Pledge over Quota, or any waiver of the rights established therein, shall produce no effect unless said change or waiver results from an agreement signed by the Pledgor and by the Collateral Agent.

15.4	The delayed or failed exercise by the Collateral Agent of any right under this agreement shall not be deemed to constitute a waiver hereof, nor shall a single or partial exercise preclude a later one, nor shall it preclude the exercise of any other right. Subject to the provisions of Article 2.2 of this Agreement, the rights and remedies established in this agreement to the benefit of the Collateral Agent may be combined and cumulated and shall be added to any other right or remedy to which the Collateral Agent may be entitled by law or by virtue of another deed or agreement. The rights of the Collateral Agent under this agreement are not conditional nor dependent upon the attempt by the Collateral Agent to exercise them.

15.5	The Second Italian Pledge over Quota shall maintain its full force and effect independently of any other collateral security or personal guarantee issued or granted to the benefit of the Collateral Agent by third parties or by the Pledgor in relation to the Guaranteed Claims.

15.6	Conflict with the provisions of law and the invalidity or unenforceability of any of the provisions contained herein pursuant to the laws of any country shall have no effect:

(a)	on the validity and enforceability of said provision with respect to the provision of law of another country; or

(b)	on the validity and enforceability of any other provision of this agreement.

16.	APPLICABLE LAW AND COMPETENT COURT

16.1	This agreement and the Second Italian Pledge over Quota shall be governed by Italian law.

16.2	Except in cases of mandatory jurisdiction established by law, the Court of Milan shall be exclusively competent to hear any dispute arising from or in connection with this agreement and the Second Italian Pledge over Quota.

16.3	As an exception to the provisions of Article 16.2, the right of the Collateral Agent to address any other competent court pursuant to current provisions of law shall remain in any event unprejudiced.

17.	TAXES AND COSTS

17.1	The taxes and costs deriving from, or connected with, this agreement, the consequent formalities and the future cancellations shall be borne by the Pledgor.

17.2	This agreement is subject to recording tax, pursuant to Article 43 of Presidential Decree 26 April 1986, n. 131, to be applied to the value of the Quota, equal to Euros 50.000,00.

18.	DEPOSIT

18.1	The parties hereby agree that this agreement shall remain with the Notary Public who has authenticated the last signature, and expressly waive any right to collect such deed and authorize the Notary Public to issue a copy of it to anybody who has requested it.

Milan, September 15, 2008

Nanogen Inc.	Portside Growth & Opportunity Fund

ANNEX A

SCHEDULE OF INVESTORS

ANNEX B (SHARE LEDGER NOTATION FORM)

N.[•]-[DATE]

PLEDGE

It is hereby acknowledged that by virtue of the agreement entitled “Pledge as Collateral on Quota of a Limited Liability Company” (the “ Pledge Agreement”) signed by Nanogen Inc. and by Portside Growth & Opportunity Fund on         , in         , its signature authenticated by         , Notary in         , and kept on file by the Company:

Nanogen Inc. (the “Pledgor”), a Delaware corporation, with registered offices located at 10398 Pacific Center Court, San Diego, California 92121, holder of a quota representing 100% of the share capital of Nanogen Advanced Diagnostic S.r.l. (the “Company”), having a total face value of Euros 50.000,00 has pledged in favour of:

Portside Growth & Opportunity Fund, a company organized under the laws of the Cayman Islands (the “Collateral Agent”) to the benefit of the Secured Parties, the quota owned by it, representing 100% of the Company’s share capital (the “Quota”), to secure, through a second priority security interest, the correct and prompt fulfilment of the Guaranteed Claims (as defined therein).

The pledge established pursuant to the Pledge Agreement shall be extended to any quota that may be hereafter owned by the Pledgor or his assignees as a result of any gratuitous or paid capital increase subscribed by the Pledgor according to the provisions better specified in the Pledge Agreement.

The voting rights and dividends relating to the Quota (as defined in the Pledge Agreement) shall remain to the Pledgor but shall be transferred to the Collateral Agent under the circumstances described at Article 8 (Right to Dividends and Voting Rights) of the Pledge Agreement and subject to the provisions of Article 2.2 of the Pledge Agreement.

A Director

ANNEX C (Letter under the Nanogen Advanced Diagnostics S.r.l.)

To:	Portside Growth & Opportunity Fund

c/o Ramius Capital Group, L.L.C.

666 Third Avenue, 26th Floor

New York, New York 10017

Attention: Jeffrey Smith

Owen Littman

Facsimile: (212) 201-4802

(212) 845-7995

and

Nanogen Inc.

10398 Pacific Center Court

San Diego, California 92121

Facsimile: (858) 410-4949

Attention: Nick Venuto

[Date]

Re: Pledge as collateral on Quota of Nanogen Advanced Diagnostics S.r.l.

We refer to the pledge agreement (the “Pledge Agreement”) signed on          by Nanogen Inc. (the “Pledgor”) to the benefit of Portside Growth & Opportunity Fund. (the “Collateral Agent”), by virtue of which the Pledgor has pledged to the Collateral Agent for the benefit of the Secured Parties, the quota owned by it, representing 100% of Nanogen Advanced Diagnostics S.r.l. (the “Company”)’s share capital, having a total face value of Euros 50.000,00 (the “Quota”).

A copy of the Pledge Agreement has been delivered to us.

By means of this letter, we acknowledge and accept all the terms and conditions of the Pledge Agreement

[                    ]

Nanogen Advanced Diagnostic S.r.L.

P55115